Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

HAMILTON BANCORP, INC.,

HAMILTON ACQUISITION CORP.

And

FAIRMOUNT BANCORP, INC.

Dated as of April 15, 2015

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Exhibit A	Form of Voting Agreement
Exhibit B	Form of Bank Merger Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 15, 2015, is by and among (i) Hamilton Bancorp, Inc., a Maryland corporation (“Buyer”), (ii) Hamilton Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), and (iii) Fairmount Bancorp, Inc., a Maryland corporation (“Seller”). Each of Buyer, Merger Sub and Seller is sometimes individually referred to herein as a “Party,” and Buyer, Merger Sub and Seller are collectively sometimes referred to as the “Parties.”

RECITALS

1. Buyer owns all of the issued outstanding capital stock of Hamilton Bank, a federally chartered stock savings bank and wholly owned subsidiary of Buyer (“Hamilton Bank”), and of Merger Sub. Each of Hamilton Bank and Buyer has its principal offices located in Towson, Maryland.

2. Seller owns all of the issued and outstanding capital stock of Fairmount Bank, a Maryland-chartered commercial bank (“Fairmount Bank”). Each of Seller and Fairmount Bank has its principal offices located in Baltimore, Maryland.

3. The Board of Directors of Buyer, Merger Sub and Seller each deem it advisable and in the best interests of the respective stockholders of Buyer, Merger Sub and Seller for (i) Merger Sub to merge with and into Seller, with Seller as the surviving entity, and in connection therewith each outstanding share of Seller common stock will be cancelled in exchange for the right to receive the cash payment specified herein; (ii) immediately thereafter, Seller will merge with and into Buyer, with Buyer as the surviving entity, and (iii) immediately thereafter, Fairmount Bank will merge with and into Hamilton Bank, with Hamilton Bank as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement and the exhibits hereto.

4. As a condition to the willingness of Buyer to enter into this Agreement, each of the directors and executive officers of Seller has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Buyer (the “Seller Voting Agreements”), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of Seller owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Seller Voting Agreements.

5. The parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

6. In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.01 Definitions.

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ACA” has the meaning given to that term in Section 3.12(b) of this Agreement.

“Acquisition Proposal” has the meaning given to that term in Section 5.13(a) of this Agreement.

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” has the meaning set forth in the Preamble.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval or non-objection of the transactions described in this Agreement.

“Articles of Merger” has the meaning given to that term in Section 2.03 of this Agreement.

“Bank Merger” means the merger of Fairmount Bank with and into Hamilton Bank, with Hamilton Bank as the surviving entity.

“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act, and applicable regulations thereunder.

“Bank Merger Effective Date” means the date that the certificate evidencing stockholder approval of the Bank Merger is filed with the Commissioner or such other date as set forth in the certificate or as determined in accordance with applicable law.

“Benefits Schedule” has the meaning given to that term in Section 3.12(m) of this Agreement.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” has the meaning given to that term in Section 7.01 of this Agreement.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Compensation and Benefit Plans” has the meaning given to that term in Section 6.08(a) of this Agreement.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by Buyer to Seller pursuant to Article 4 of this Agreement.

“Buyer Regulatory Agreement” has the meaning given to that term in Section 4.07(b) of this Agreement.

“Buyer Subsidiary” means a Subsidiary of Buyer.

“Certificate” means certificates evidencing shares of Seller Common Stock held by its Stockholders.

“Closing” has the meaning given to that term in Section 2.03 of this Agreement.

“Closing Date” has the meaning given to that term in Section 2.03 of this Agreement.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner” shall mean the Maryland Office of the Commissioner of Financial Regulation.

“Confidentiality Agreement” has the meaning given to that term in Section 11.01 of this Agreement.

“Department of Labor” means the United States Department of Labor

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.

“Effective Time” has the meaning given to that term in Section 2.03 of this Agreement.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“ESOP Termination Date” has the meaning given to that term in Section 5.10(a) of this Agreement.

“Exchange Agent” means the bank or trust company or other agent designated by Buyer, and reasonably acceptable to Seller, that shall act as agent for Buyer in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” has the meaning given to that term in Section 2.07(a) of this Agreement.

“Excluded Shares” has the meaning given to that term in Section 2.04(a) of this Agreement.

“Fairmount Bank” has the meaning set forth in the Preamble.

“Fairmount Bank Common Stock” has the meaning set forth in Section 3.02(c) of this Agreement.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“401(k) Plan Termination Date” has the meaning given to that term in Section 5.10(b) of this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System, and, where appropriate, the Federal Reserve Bank of Richmond.

“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Hamilton Bank” has the meaning set forth in the Recitals.

“HIPAA” has the meaning given to that term in Section 3.12(b) of this Agreement.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means those facts that are actually known or should have been known after reasonable inquiry by, with respect to Seller, those persons set forth on Seller Disclosure Schedule 1.01(a), and with respect to Buyer, those persons set forth on Buyer Disclosure Schedule 1.01(a), and with respect to both parties includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or Governmental Entity or any other written notice received by that Person.

“Material Adverse Effect” means, with respect to Buyer or Seller, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Buyer and the Buyer Subsidiaries taken as a whole, or Seller and the Seller Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of Buyer, on the one hand, or Seller, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that none of the following (or the impact thereof) shall be taken into account: (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by Governmental Entities, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a Party hereto (or any of a Party’s Subsidiaries) taken with the prior written consent of the other Party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the Parties and their respective Subsidiaries, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement, (e) any legal actions asserted or other actions initiated by any holder of shares of Seller Common Stock or holder of the capital stock of Buyer arising out of or related to this Agreement, (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the Parties or any of their Subsidiaries, and (g) changes in economic or market conditions or changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the U.S. or foreign securities markets (but not those changes having a materially disproportionate effect on a Party).

“Material Contracts” shall have the meaning given that term in Section 3.08(c) of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” means the merger of Merger Sub with and into Seller, with Seller as the surviving entity.

“Merger Consideration” has the meaning given to that term in Section 2.04(b) of this Agreement.

“Merger Sub” has the meaning set forth in the Preamble.

“Mergers” means collectively the Merger, the Second Merger and the Bank Merger.

“MGCL” means the Maryland General Corporation Law, as amended.

“Notice of Superior Proposal” has the meaning given to that term in Section 5.13(e) of this Agreement.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Office of the Commissioner” shall mean the Maryland Office of the Commissioner of Financial Regulation.

“Option Consideration” has the meaning given to that term in Section 2.06(a) of this Agreement.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.

“Participation Facility” means any facility in which Seller or its Subsidiaries participates in the management of such facility (as that term is defined under CERCLA), whether as lender in control of the facility, owner or operator.

“Person” means any individual, corporation (profit or not-for-profit), general or limited partnership, joint venture, limited liability company, estate association, trust association, or jurisdiction, Government Entity “group” (as that term is defined under the Exchange Act) or any other entity of any kind of nature.

“Pre-Closing” has the meaning given to that term in Section 9.01 of this Agreement.

“Proxy Statement” has the meaning given to that term in Section 5.14 of this Agreement

“Regulatory Approvals” means the approvals of the Regulatory Authorities that are necessary in connection with the consummation of the Merger, the Second Merger, the Bank Merger and the related transactions contemplated by this Agreement (including any approval of the relevant Regulatory Authority for a cash dividend from Hamilton Bank to Buyer prior to the Closing Date to provide the Merger Consideration, any Option Consideration, and any other transactions contemplated herein).

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the parties or the transactions contemplated by this Agreement, including without limitation the OCC, FDIC, FRB and the Commissioner.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“SEC” means the Securities and Exchange Commission.

“Second Merger” means the merger of Seller with and into Buyer, with Buyer as the surviving entity, which shall immediately follow the Merger.

“Second Merger Effective Time” means the date and time upon which articles of merger with respect to the Second Merger are filed with the Maryland Office of the Secretary of State, or as otherwise stated in the articles of merger, in accordance with the MGCL.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Common Stock” means the common stock of Seller described in Section 3.02(a).

“Seller Compensation and Benefit Plans” has the meaning given to that term in Section 3.12(a) of this Agreement.

“Seller Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer pursuant to Article 3 of this Agreement.

“Seller Dividend” means the declaration and payment of dividends by the Seller of up to $0.15 per share in the aggregate prior to September 30, 2015.

“Seller ERISA Affiliate” has the meaning given to that term in Section 3.12(c) of this Agreement.

“Seller ESOP” shall mean the Fairmount Bancorp, Inc. Employee Stock Ownership Plan.

“Seller Financial Statements” means the audited consolidated financial statements of Seller as of September 30, 2014 and 2013 and for the two years ended September 30, 2014, including the notes thereto, and (ii) any Seller Regulatory Reports for each calendar quarter filed after September 30, 2014.

“Seller 401(k) Plan shall mean the Fairmount Bank 401(k) Plan.

“Seller Options” has the meaning given to that term in Section 2.06(a) of this Agreement.

“Seller Pension Plan” has the meaning given to that term in Section 3.12(c) of this Agreement.

“Seller Recommendation” has the meaning given to that term in Section 5.14 of this Agreement.

“Seller Regulatory Agreement” has the meaning given to that term in Section 3.11(c) of this Agreement.

“Seller Regulatory Reports” means the Call Reports of Fairmount Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended December 31, 2012, through the Closing Date.

“Seller Representatives” has the meaning given to that term in Section 5.13(a) of this Agreement.

“Seller Restricted Stock” has the meaning given to that term in Section 2.06(b) of this Agreement.

“Seller Restricted Stock Plans means: (i) the Fairmount Bancorp, Inc. 2010 Recognition and Retention Plan and Trust Agreement ; and (ii) the Restricted Stock Plan approved by the board of directors of the Seller on October 17, 2014.

“Seller Stockholders” has the meaning given to that term in Section 2.04(b) of this Agreement.

“Seller Stockholder Approval” has the meaning given to that term in Section 3.03(a) of this Agreement.

“Seller Stockholders Meeting” has the meaning given to that term in Section 5.14 of this Agreement.

“Seller Stock Option Plan” means the Fairmount Bancorp, Inc. 2010 Stock Option Plan.

“Seller Subsequent Determination” has the meaning given to that term in Section 5.13(e) of this Agreement.

“Seller Subsidiary” means a Subsidiary of Seller.

“Seller Vacation Policy” has the meaning given to that term in Section 5.10(c) of this Agreement.

“Seller Voting Agreements” has the meaning given to that term in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect more than 50% of the Board of Directors or other persons performing similar functions are owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” has the meaning given to that term in Section 5.13(b) of this Agreement.

“Termination Date” means December 31, 2015.

“Termination Fee” has the meaning given to that term in Section 10.02(b)(iii) of this Agreement.

“Treasury Stock” has the meaning given to that term in Section 2.04(a) of this Agreement.

“Vacation Policy Termination Date” has the meaning given to that term in Section 5.10(c) of this Agreement.

ARTICLE 2

THE MERGER AND RELATED MATTERS

Section 2.01 Effects of Merger; Surviving Entities.

The Mergers will be effected as follows:

(a) The Merger. Merger Sub shall merge with and into Seller, with Seller as the surviving corporation, in the Merger. The separate existence of Merger Sub shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Merger Sub shall be transferred to and assumed by Seller as the surviving entity in the Merger, without further act or deed, all in accordance with the MGCL. The Articles of Incorporation and Bylaws of Seller as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the surviving entity, each to hold office in accordance with the Articles of Incorporation and Bylaws of the surviving entity.

(b) The Second Merger. Immediately following the Merger, Seller will merge with and into Buyer, with Buyer as the surviving entity, in the Second Merger. The separate existence of Seller shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Seller shall be transferred to and assumed by Buyer as the surviving entity in the Second Merger, without further act or deed, all in accordance with the MGCL. The Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Second Merger Effective Time shall be the Articles of Incorporation and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors and officers of Buyer immediately prior to the Second Merger Effective Time shall be the initial directors and officers of the surviving entity, each to hold office in accordance with the Articles of Incorporation and Bylaws of the surviving entity.

(c) The Bank Merger. Immediately following the Second Merger, Fairmount Bank shall merge with and into Hamilton Bank, with Hamilton Bank as the surviving entity, pursuant to the Bank Merger Agreement substantially in the form of Exhibit B hereto. The directors and officers of Hamilton Bank immediately prior to the Bank Merger Effective Date shall be the initial directors and officers of the surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

Section 2.02 Effect on Outstanding Shares of Merger Sub Common Stock.

At and after the Effective Time, and as a result of the Merger, each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of Seller Common Stock.

Section 2.03 Closing; Effective Time.

The closing (“Closing”) shall occur upon five business days’ notice by Buyer to Seller and no later than the close of business on the tenth business day following, the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger (the “Articles of Merger”) with the Maryland State Department of Assessments and Taxation on the date of closing (the “Closing Date”), in accordance with the MGCL. The “Effective Time” means the date and time upon which the Articles of Merger is filed with the Maryland State Department of Assessments and Taxation, or as otherwise stated in the Articles of Merger, in accordance with the MGCL.

Section 2.04 Conversion of Seller Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, Seller or the holders of any of the shares of Seller Common Stock, the Merger shall be effected in accordance with the following terms:

(a) All shares of Seller Common Stock owned by Buyer or its Affiliates immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Excluded Shares”) and shares held by the Seller ESOP that are remitted to Seller prior to the Effective Time as contemplated by Section 5.10 shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

(b) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) held by the stockholders of Seller (“Seller Stockholders”) shall become and be converted into, as provided in and subject to the terms set forth in this Agreement, the right to receive a cash payment equal to thirty dollars ($30.00) (the “Merger Consideration”).

(c) After the Effective Time, shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and, except as to Excluded Shares, shares held by Seller Stockholders shall thereafter by operation of this section represent the right to receive the Merger Consideration.

Section 2.05 No Appraisal Rights.

Holders of Seller Common Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL.

Section 2.06 Treatment of Seller Options and Other Stock-Based Awards.

(a) Holders of all outstanding and unexercised options to acquire shares of Seller Common Stock (“Seller Options”) under the Stock Option Plan as set forth in Seller Disclosure Schedule 3.02(b), whether or not vested, as of the Effective Time will be cancelled in exchange for the right to receive a cash payment from the Seller immediately prior to the Effective Time equal to the product of (i) the number of shares of Seller Common Stock subject to such Seller Option at the Effective Time and (ii) the amount by which the Merger Consideration exceeds the exercise price per share of such Seller Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. No interest shall be paid or accrued on the Option Consideration. In the event that the exercise price of a Seller Option is greater than or equal to the Merger Consideration, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such Seller Option shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the Seller Stock Option Plan, including all underlying award agreements, and all Seller Options issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, Seller shall take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the Seller Stock Option Plan and shall use its best efforts to obtain a written consent from each option holder to the cancellation of the Seller Options in exchange for the Option Consideration, if applicable.

(b) Each restricted stock award (“Seller Restricted Stock”) issued pursuant to the Seller Restricted Stock Plans as set forth in Seller Disclosure Schedule 3.02(b) and is outstanding immediately before the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of and immediately prior to the Effective Time, each share of Seller Common Stock that was formerly a Seller Restricted Stock award shall become and be converted to the right to receive the Merger Consideration, which shall be paid by the Seller. Subject to the foregoing, the Seller Restricted Stock Plans, including all underlying award agreements, shall terminate at the Effective Time.

Section 2.07 Procedures for Exchange of Seller Common Stock.

(a) At least one business day prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the Seller Stockholders, for exchange in accordance with this Article 2, an aggregate amount of cash equal to the aggregate amount of the Merger Consideration and the Option Consideration payable pursuant to Section 2.04 and Section 2.06(a) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Buyer shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration into which the Seller Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall contain no representations or warranties other than as to ownership) shall be prepared by Buyer prior to the Effective Time and shall be subject to the approval of Seller (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, a check representing the aggregate amount of Merger Consideration which such former holder has the right to receive in respect of the Certificate(s) surrendered pursuant to the provisions of this Section 2.07, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration.

(c) The holder of a Certificate that prior to the Merger represented issued and outstanding Seller Common Stock shall have no rights, after the Effective Time, with respect to such Seller Common Stock except to surrender the Certificate(s) in exchange for the Merger Consideration as provided in this Agreement. After the surrender of a Certificate in accordance with this Section 2.07, the record holder thereof (other than as to Excluded Shares) shall be entitled to receive, without any interest thereon, the Merger Consideration that has become payable with respect to shares of Seller Common Stock represented by such Certificate.

(d) If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of Seller of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Seller Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares (except as to Excluded Shares) are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Article 2.

(f) At any time following the twelve (12) month period after the Effective Time, Buyer shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Buyer (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Buyer nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Buyer, the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) Buyer or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Seller Common Stock such amounts as Buyer (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Buyer or the Exchange Agent, and represent tax liabilities of the holder of Seller Common Stock, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Seller Common Stock in respect of whom such deduction and withholding were made by Buyer or the Exchange Agent. The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the Seller Disclosure Schedules delivered to Buyer on the date hereof, and except as to any representation or warranty which relates to a specific date. Seller has made a good faith effort to ensure that the disclosure on each schedule of the Seller Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Seller Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 3.01 Organization.

(a) Seller is a corporation organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a bank holding company under the BHCA. Seller has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Seller. Other than shares of capital stock of Fairmount Bank, Seller does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(b) Fairmount Bank is a commercial bank organized, validly existing and in good standing under the laws of the State of Maryland. Except as set forth in Seller Disclosure Schedule 3.01(b), Fairmount Bank does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in its investment portfolio, equity interests held by Fairmount Bank in a fiduciary capacity, and equity interests held in connection with its lending activities, including its ownership of stock in the FHLB. The deposits of Fairmount Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Fairmount Bank.

(c) Fairmount Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(d) The respective minute books of Seller and Fairmount Bank have been made available to Buyer and accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

(e) Prior to the date of this Agreement, Seller has made available to Buyer true and correct copies of the charters and bylaws of Fairmount Bank and Seller.

(f) Seller has no Subsidiaries other than Fairmount Bank.

Section 3.02 Capitalization.

(a) The authorized capital stock of Seller consists of four million (4,000,000) shares of common stock, par value $0.01 per share (“Seller Common Stock”), and one million (1,000,000) shares of serial preferred stock, par value $0.01 per share (“Seller Preferred Stock”). There are 492,182 shares of Seller Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, which includes 17,690 shares of Seller Restricted Stock. There are no shares of Seller Common Stock held by Seller as treasury stock. There are no shares of Seller Preferred Stock issued or outstanding. Neither Seller nor any Seller Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Seller Common Stock, or any other security of Seller or any Seller Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Seller Common Stock or any other security of Seller.

(b) There are 37,760 shares of Seller Common Stock reserved for issuance under the Seller Stock Option Plan (including 37,760 shares of Seller Common Stock that are subject to outstanding Seller Options). Seller Disclosure Schedule 3.02(b) sets forth a complete and accurate list of all outstanding Seller Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, number of shares of Seller Common Stock subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection under the Seller Equity Plans. Seller Disclosure Schedule 3.02(b) also sets forth a complete and accurate list of all outstanding Seller Restricted Stock awards, including the name of each holder of Seller Restricted Stock, identifying the number of shares each such individual holds and the grant and vesting dates.

(c) The authorized capital stock of Fairmount Bank consists solely of common stock, 4,000,000 shares, par value $10.00 per share (“Fairmount Bank Common Stock”). All of the issued and outstanding shares of Fairmount Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Seller free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 3.03 Authority; No Violation.

(a) Seller has full power and authority to execute and deliver this Agreement, and, subject to the adoption and approval of this Agreement by the holders of a majority of the votes cast by holders of issued and outstanding Seller Common Stock at a meeting of stockholders called for that purpose (“Seller Stockholder Approval”), to consummate the transactions contemplated hereby (other than the Second Merger). The execution and delivery of this Agreement by Seller and the completion by Seller of the transactions contemplated hereby (other than the Second Merger) have been duly and validly approved by the requisite vote of Board of Directors of Seller and by Seller as the sole stockholder of Fairmount Bank, and, except for the Seller Stockholder Approval, no other proceeding on the part of Seller is necessary to complete the transactions contemplated hereby (other than the Second Merger). This Agreement has been duly and validly executed and delivered by Seller and, subject to the Seller Stockholder Approval and the receipt of the required Regulatory Approvals, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to the receipt of the Regulatory Approvals and the compliance with any conditions contained therein,

(A)	the execution and delivery of this Agreement by Seller,

(B)	the consummation of the transactions contemplated hereby, and

(C)	compliance by Seller with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the certificates of incorporation, charters, bylaws, or any other governing documents, of any of Seller or any Seller Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller or any of the properties or assets of Seller or Fairmount Bank; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of Seller or any Seller Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Seller or any Seller Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of Section 3.03(b)(ii) or 3.03(b)(iii), for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Seller.

(c) The Seller Stockholder Approval is the only vote of holders of any class of Seller’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby (other than the Second Merger).

(d) The Board of Directors of Seller, by resolution duly adopted by unanimous vote of the entire Board of Directors at a meeting duly called and held prior to the execution of this Agreement, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby (other than the Second Merger) are fair to and in the best interests of Seller and its Stockholders and declared the Merger to be advisable, and (ii) recommended that the Stockholders of Seller approve this Agreement and directed that such matter be submitted for consideration by the Seller Stockholders at the Seller Stockholders Meeting to the extent required.

Section 3.04 Consents.

Except for (a) filings with the Regulatory Authorities, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation, and such other filings as may be required for the Bank Merger and (c) the receipt of the Seller Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Seller, and (y) the completion of the Merger by Seller, the Bank Merger by Fairmount Bank or any other transactions contemplated hereby, other than any consent, waiver, approval, or filing the failure of which to obtain, individually or in the aggregate, would have not a Material Adverse Effect on Seller. As of the date hereof, to the Knowledge of Seller, no fact or circumstance exists, including any possible other transaction pending or under consideration by Seller or any of its Affiliates, that (a) would reasonably be expected to prevent or delay, in any material respect, (i) any filings with or approvals or waivers required from the FRB, OCC, FDIC, and the Commissioner or (ii) any other required Regulatory Approval or (b) would cause a Regulatory Authority or Governmental Entity to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the Parties.

Section 3.05 Financial Statements.

(a) The Seller Financial Statements (including the related notes and schedules thereto) have been prepared in accordance with GAAP except as indicated in the notes thereto, and fairly present in each case in all material respects (subject, in the case of unaudited interim statements, to normal year-end adjustments and to any other adjustments described therein) the consolidated financial position, results of operations and cash flows of Seller and the Seller Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof.

(b) The books and records of Seller and the Seller Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.

(c) Seller and the Seller Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since September 30, 2013 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith.

(d) The records, systems, controls, data and information of Seller and the Seller Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Seller and the Seller Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances (i) that the assets of Seller and the Seller Subsidiaries are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Seller Financial Statements by Seller’s certified public accountants.

(e) Seller has no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(f) Since September 30, 2014, (i) neither Seller nor any of the Seller Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

(g) Since December 31, 2012, Seller and the Seller Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice that would be required to be reflected in, or reserved against or disclosed on a balance sheet prepared in accordance with GAAP.

Section 3.06 Taxes.

Seller and the Seller Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Seller and each Seller Subsidiary has filed all material federal, state and local tax returns required to be filed by it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Seller, being accurate and correct in all material respects) and has paid or made provisions for the payment of all material federal, state and local income taxes shown thereon which have been incurred by or are due on or prior to the date hereof other than taxes or other charges which (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, neither Seller nor any Seller Subsidiary has received written notice of, and to Knowledge of Seller there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Seller or any Seller Subsidiary, and no written claim has been made by any authority in a jurisdiction where Seller or any Seller Subsidiary does not file tax returns that Seller or any Seller Subsidiary is subject to taxation in that jurisdiction. Neither Seller nor any Seller Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Seller and each Seller Subsidiary has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party, and Seller and each Seller Subsidiary, to the Knowledge of Seller, has complied with all material applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since September 30, 2014, through and including the date of this Agreement, neither Seller nor any Seller Subsidiary has made any material election for federal or state income tax purposes.

Section 3.07 No Material Adverse Effect.

Seller has not suffered any Material Adverse Effect since September 30, 2014 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Seller or any of the Seller Subsidiaries.

Section 3.08 Material Contracts; Leases; Defaults.

(a) Except as set forth in Seller Disclosure Schedule 3.08(a), neither Seller nor any Seller Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by Seller or any Seller Subsidiary; (ii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Seller or any Seller Subsidiary is an obligor to any person, which instrument evidences or relates to such indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Buyer or any Buyer Subsidiary; (iii) any other agreement, written or oral, that obligates Seller or any Seller Subsidiary for the payment of more than $10,000 annually or for the payment of more than $25,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (iv) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Seller or any Seller Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease is listed in Seller Disclosure Schedule 3.08(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Seller nor any Seller Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 3.08(a) and (b) (“Material Contracts”) have been made available to Buyer on or before the date hereof, and are in full force and effect on the date hereof and neither Seller nor any Seller Subsidiary (nor, to the Knowledge of Seller, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any Material Contract. Except as listed on Seller Disclosure Schedule 3.08(c), no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement (other than the Second Merger).

(d) Except as set forth in Seller Disclosure Schedule 3.08(d), since September 30, 2014, through and including the date of this Agreement, neither Seller nor any Seller Subsidiary has (i) made any material change in the credit policies or procedures of Seller or any of the Seller Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of Seller or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

(e) For the avoidance of doubt, this Section 3.08 does not address Seller Compensation and Benefits Plans or labor matters, which are addressed solely by Section 3.12 and Section 3.24, respectively.

Section 3.09 Ownership of Property; Insurance Coverage.

(a) Seller and each Seller Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Seller or each Seller Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Seller Regulatory Reports and in the Seller Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations including but not limited to, real estate taxes, assessments and other governmental levies, fees or charge or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities, or any transaction by a Seller Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, (iv)

mechanics liens and similar liens for labor, materials, services or supplies provided for such property incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith and (v) those described and reflected in the Seller Financial Statements. Seller and the Seller Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Seller and the Seller Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(b) With respect to all material agreements pursuant to which Seller or any Seller Subsidiary has purchased securities subject to an agreement to resell, if any, Seller or such Seller Subsidiary, as the case may be, has a lien or security interest (which to Seller’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) Seller and each Seller Subsidiary currently maintain insurance considered by each of them to be reasonable in all material respects for their respective operations. Neither Seller nor any Seller Subsidiary has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There is presently no material claim pending under such policies of insurance and no notice has been given by Seller or any Seller Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Seller and each Seller Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claim submitted under any of its insurance policies. Seller Disclosure Schedule 3.09(c) identifies all material policies of insurance maintained by Seller and each Seller Subsidiary as well as the other matters required to be disclosed under this Section.

Section 3.10 Legal Proceedings.

Except as set forth in Seller Disclosure Schedule 3.10, neither Seller nor any Seller Subsidiary is a party to any, and there is no pending or, to the Knowledge of Seller, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), action or governmental investigation or inquiry of any nature (i) against Seller or any Seller Subsidiary, (ii) to which Seller or any Seller Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Seller to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Seller.

Section 3.11 Compliance with Applicable Law.

(a) To Seller’s Knowledge, each of Seller and each Seller Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and, except as described in Seller Disclosure Schedule 3.11(a), neither Seller nor any Seller Subsidiary has received any written notice to the contrary. The Board of Directors of Fairmount Bank has adopted and Fairmount Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT

Act and the regulations thereunder and has received no written notice from any Governmental Entity or Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

(b) Each of Seller and each Seller Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of Seller, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Since October 1, 2012, neither Seller nor any Seller Subsidiary has received any written notification or, to Seller’s Knowledge, any other communication from any Regulatory Authority (i) asserting that Seller or any Seller Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Seller or any Seller Subsidiary; (iii) requiring, or threatening to require, Seller or any Seller Subsidiary, or indicating that Seller or any Seller Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Seller or any Seller Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Seller or any Seller Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Seller Regulatory Agreement”). Neither Seller nor any Seller Subsidiary has consented to or entered into any Seller Regulatory Agreement that is currently in effect or that was in effect since October 1, 2011. The most recent regulatory rating given to Fairmount Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

Section 3.12 Employee Benefit Plans.

(a) Seller Disclosure Schedule 3.12(a) includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by Seller or any Seller Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Seller Compensation and Benefit Plans”). Except as set forth at Seller Disclosure Schedule 3.12(a), neither Seller nor any Seller Subsidiary has any commitment to create any additional Seller Compensation and Benefit Plan or to materially modify, change or renew any existing Seller Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Seller has made available to Buyer true and correct copies of the Seller Compensation and Benefit Plans.

(b) To the Knowledge of Seller, each Seller Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”), the Patient Protection and Affordable Care Act (“ACA”) and all regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and each other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Seller Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS, and Seller is not aware of any circumstance which is reasonably likely to result in revocation of any such letter. There is no material pending or, to the Knowledge of Seller, threatened action, suit or claim relating to any of the Seller Compensation and Benefit Plans (other than routine claims for benefits). Neither Seller nor any Seller Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Seller Compensation and Benefit Plan that would reasonably be expected to subject Seller or any Seller Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) Neither Seller nor any entity which is considered one employer with Seller under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Seller ERISA Affiliate”) currently maintains or has ever maintained an Seller Compensation and Benefit Plan which is subject to Title IV of ERISA (“Seller Pension Plan”). Neither Seller nor any Seller ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(d) All material contributions required to be made under the terms of any Seller Compensation and Benefit Plan have been timely made, and all anticipated material contributions and funding obligations are accrued on Seller’s consolidated financial statements to the extent required by GAAP. Seller and each Seller Subsidiary has expensed and accrued as a liability the present value of material future benefits under each applicable Seller Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

(e) Neither Seller nor any Seller Subsidiary has any obligation to provide retiree health, life insurance, or disability insurance, or any retiree death benefit under any Seller Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Seller or any Seller Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(f) Seller and the Seller Subsidiaries do not maintain any Seller Compensation and Benefit Plan covering employees who are not United States residents.

(g) With respect to each Seller Compensation and Benefit Plan, if applicable, Seller has provided or made available to Buyer copies of: (i) summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules (as applicable); (ii) a summary of each unwritten Seller Compensation and Benefit Plan (as applicable); (iii) three most recent IRS Forms 5500 (if applicable); (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each Seller Compensation and Benefit Plan, including the total accrued and vested liabilities, all contributions made by the Seller or any Seller Subsidiary and assumptions on which the calculations are abased; (v) all related trust agreements, insurance contracts or funding agreements which currently implement the Seller Compensation and Benefit Plans (if applicable); (vi) most recent determination letter issued by the IRS (or, for a Seller Compensation and Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Seller Compensation and Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Government Entity within the past three (3) years.

(h) Except as provided in Seller Disclosure Schedule 3.12(h), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (i) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (ii) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Seller Compensation and Benefit Plan, (iii) result in any material increase in benefits payable under any Seller Compensation and Benefit Plan, or (iv) entitle any current or former employee, director or independent contractor of Seller or any Seller Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(i) To the Knowledge of Seller, all Seller Compensation and Benefit Plans that are deferred compensation plans, programs or arrangements, within the meaning of Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code such that no penalties pursuant to Section 409A of the Code may be imposed on participants in such plans. All Seller Options have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date of grant, within the meaning of Section 409A of the Code.

(j) Except as set forth on Seller Disclosure Schedule 3.02(b), there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, or other equity compensation awards outstanding under any of the Seller Compensation and Benefit Plans or otherwise as of the date hereof, and none will be granted, awarded, or credited after the date hereof.

(k) Seller Disclosure Schedule 3.12(k) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers and employees of Fairmount Bank or Seller, their title and rate of salary, and their date of hire.

(l) Since September 30, 2014, through and including the date of this Agreement, except as disclosed in the Seller Disclosure Schedule 3.12(l), neither Seller nor any Seller Subsidiary has, except for (i) normal increases for non-executive officer employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2014 (which amounts have been previously made available to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Seller Disclosure Schedule 3.12(a), as in effect as of the date hereof), or paid any bonus or granted equity awards other than amounts consistent with past practice.

(m) Seller Disclosure Schedule 3.12(m) includes a schedule of all termination benefits and related payments that would be payable to, or accelerated with respect to, the individuals identified thereon under any employment agreement, change in control agreement, severance arrangements or policies, equity incentive plan, supplemental executive retirement plans, bonus plans, deferred compensation plans, salary continuation plans or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by the Seller or any Seller Subsidiary for the benefit of officers, employees or directors of the Seller or any Seller Subsidiary (the “Benefits Schedule”) assuming their employment or service is terminated without cause as of September 1, 2015 and the Effective Time occurs on such date and based on other assumptions specified in the Benefits Schedule. No other individuals are entitled to benefits or payments under any such plans of the Seller or any Seller Subsidiary.

Section 3.13 Brokers, Finders and Financial Advisors.

Neither Seller nor any Seller Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Olsen Palmer LLC (“Olsen Palmer”) by Seller and the fees payable pursuant thereto. A true and correct copy of the engagement agreement with Olsen Palmer, setting forth the fees payable for services rendered to Seller in connection with the Mergers and transactions contemplated by this Agreement has been made available to Buyer.

Section 3.14 Environmental Matters.

With respect to Seller and each Seller Subsidiary:

(a) To the Knowledge of Seller, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that has imposed a material liability (including a material remediation obligation) upon Seller or any Seller Subsidiary. To the Knowledge of Seller, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Seller or any Seller Subsidiary by reason of any Environmental Laws. Neither Seller nor any Seller Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Seller or any Seller Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities), by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Seller or any Seller Subsidiary;

(b) There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of Seller threatened, before any court, governmental agency or other forum against Seller or any Seller Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by Seller or any Seller Subsidiary (including Participation Facilities and Other Real Estate Owned); and

(c) To the Knowledge of Seller, (i) there are no underground storage tanks on, in or under any property owned or operated by Seller or any Seller Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tank has been closed or removed from any property owned or operated by Seller or any Seller Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

Section 3.15 Loan Portfolio and Investment Securities.

(a) The allowance for loan losses reflected in Seller’s audited consolidated balance sheet at September 30, 2014 was, and the allowance for loan losses shown on the unaudited balance sheet for quarterly periods ending after September 30, 2014 was or will be, adequate in all material respects, as of the date thereof, under GAAP.

(b) Seller Disclosure Schedule 3.15(b) sets forth a listing, as of March 31, 2015, by account, of: (i) all loans (including loan participations) of Fairmount Bank or any other Seller Subsidiary that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of Fairmount Bank or any other Seller Subsidiary which have been terminated by Fairmount Bank or any other Seller Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Fairmount Bank or any other Seller Subsidiary during three years preceding the date of this Agreement, or has asserted against Fairmount Bank or any other Seller Subsidiary, in each case in writing, any “lender liability” or similar claim,; (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by Seller and any Seller Subsidiary, or any applicable Regulatory Authority, (D) to the Knowledge of Seller, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where a specific reserve allocation exists in connection therewith or (F) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; and (v) all assets classified by Fairmount Bank or any Seller Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c) All loans receivable (including discounts) and accrued interest entered on the books of Seller and the Seller Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Seller’s or the appropriate Seller Subsidiary’s respective business, and, to the extent secured, have been secured by valid liens and security interests by Fairmount Bank. Seller has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of Seller and the Seller Subsidiaries are subject to any defense, set-off or counterclaim (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) Seller and each of the Seller Subsidiaries has good and marketable title to all securities owned by them, free and clear of all Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Seller or a Seller Subsidiary. Such securities are valued on the books of Seller in accordance with GAAP in all material respects. Seller and each Seller Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which Seller believes are prudent and reasonable.

Section 3.16 Other Documents.

Seller has made available to Buyer copies of (i) its annual reports to Stockholders for the years ended September 30, 2014, 2013 and 2012, and (ii) proxy materials used or for use in connection with its meetings of Stockholders held in 2014 and 2013.

Section 3.17 Related Party Transactions.

Except as set forth in Seller Disclosure Schedule 3.17, neither Seller nor any Seller Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any executive officer, director or Affiliate of Seller or any Seller Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No such loan or credit accommodation to any such entity is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of Seller, neither Seller nor any Seller Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Seller is inappropriate.

Section 3.18 Required Vote.

The affirmative vote of a majority of the votes entitled to be cast at a meeting of the holders of Seller Common Stock, assuming a quorum is present, is required to approve this Agreement and the Merger under Seller’s articles of incorporation and the MGCL.

Section 3.19 Registration Obligations.

Neither Seller nor any Seller Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.20 Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of one or more of Seller’s Subsidiaries or their customers (all of which are set forth in Seller Disclosure Schedule 3.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Seller, with counterparties believed to be financially responsible at the time; and to Seller’s Knowledge each of them constitutes the valid and legally binding obligation of Seller or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Seller nor any Seller Subsidiary, nor to the Knowledge of Seller any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.21 Fairness Opinion.

Seller has received a written opinion from Olsen Palmer to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the Stockholders of Seller pursuant to this Agreement is fair to such Stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.22 Trust Accounts.

Fairmount Bank and each of its Subsidiaries has, in all material respects, properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Fairmount Bank nor any other Seller Subsidiary, and to the Knowledge of Seller, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account.

Section 3.23 Intellectual Property.

Seller and each Seller Subsidiary owns or, to Seller’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of its business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Seller’s or each of the Seller Subsidiaries’ business, and neither Seller nor any Seller Subsidiary respectively has received any notice of conflict with respect thereto that asserts the rights of others. Seller and each Seller Subsidiary has performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Seller, the conduct of the business of Seller and each Seller Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.24 Labor Matters.

There is no labor or collective bargaining agreement to which Seller or any Seller Subsidiary is a party. To the Knowledge of Seller, there is no union organizing effort pending or to the Knowledge of Seller, threatened against Seller or any Seller Subsidiary. Since September 30, 2014 and through and including the date of this Agreement, there has been no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Seller, threatened against Seller or any Seller Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Seller, threatened against Seller or any Seller Subsidiary (other than routine employee grievances that are not related to union employees). Seller and each Seller Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 3.25 No Other Representations or Warranties

Except as and to the limited extent expressly set forth in this Article 3, none of Seller, any Seller Subsidiary, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to Seller or any Seller Subsidiary or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement, the Mergers or the transactions contemplated hereby, or in respect of any other matter whatsoever.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 4 are correct and complete as of the date of this Agreement, except as set forth in the Buyer Disclosure Schedules delivered by Buyer to Seller on the date hereof. Buyer has made a good faith effort to ensure that the disclosure on each schedule of the Buyer Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the Buyer Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

Section 4.01 Organization.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. Buyer has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer.

(b) Hamilton Bank is a savings association duly organized and validly existing under the laws of the United States. The deposits of Hamilton Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Hamilton Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Merger Sub is a wholly owned subsidiary of Buyer.

(d) Buyer has two direct wholly owned subsidiaries, Hamilton Bank and Merger Sub, and Hamilton Bank has one wholly owned subsidiary, 3110 FC, LLC, a Maryland limited liability company formed to hold other real estate acquired through foreclosure or deeds-in-lieu of foreclosure.

(e) The respective minute books of Buyer and each Buyer Subsidiary accurately record, in all material respects, all material corporate actions of their respective Stockholders and boards of directors (including committees).

(f) Prior to the date of this Agreement, Buyer has made available to Seller true and correct copies of the articles of incorporation and bylaws of Buyer, Merger Sub and Hamilton Bank and the Buyer Subsidiaries.

Section 4.02 Capitalization.

(a) The authorized capital stock of Buyer consists of one hundred million (100,000,000) shares of common stock, $0.01 par value (“Buyer Common Stock”) and 50,000,000 of preferred stock, $0.01 par value (“Buyer Preferred Stock”). There are three million four hundred seventeen thousand seven hundred and thirteen (3,417,713) shares of Buyer Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Buyer Preferred Stock issued or outstanding. There are no shares of Buyer Common Stock held by Buyer as treasury stock. Neither Buyer nor any Buyer Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Buyer Common Stock, or any other security of Buyer or any Buyer Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Buyer Common Stock or any other security of Buyer.

(b) Buyer owns all of the capital stock of Hamilton Bank free and clear of any lien or encumbrance.

(c) The authorized capital stock of Merger Sub consists of one thousand 1,000 shares of common stock, $0.01 par value, and no shares of preferred stock. There are one hundred 100 shares of Merger Sub common stock outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and all of which are owned by Buyer free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 4.03 Authority; No Violation.

(a) Each of Buyer and Merger Sub has full power and authority to execute and deliver this Agreement, and subject to Seller Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Merger Sub and the completion by the Buyer and Merger Sub of the transactions contemplated hereby have been duly and validly approved by the requisite vote of the Boards of Directors of Buyer and Merger Sub and by Buyer as the sole stockholder of Hamilton Bank and Merger Sub, and, no other proceeding on the part of Buyer or Merger Sub is necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, subject to the Seller Stockholder Approval and the receipt of Regulatory Approvals, constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Hamilton Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity. No vote or consent of the holders of any class or series of capital stock of Buyer is necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of Buyer as the sole stockholder of each of Hamilton Bank and Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Hamilton Bank necessary to approve the Bank Merger, all agreements entered into to effect the Bank Merger and the other transactions contemplated hereby or thereby.

(b) Subject to the receipt of approvals from the Regulatory Approvals and the compliance with all conditions contained therein,

(A)	the execution and delivery of this Agreement by Buyer and Merger Sub,

(B)	the consummation of the transactions contemplated hereby, and

(C)	compliance by Buyer with all of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the certificates of incorporation, charters or bylaws, or any other governing document, of any of Buyer, Merger Sub or any Buyer Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer, Merger Sub or any of the properties or assets of Buyer, Merger Sub or any Buyer Subsidiary; or (iii) violate, conflict with, result in a breach of any provision of, constitute a default

(or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Buyer or any Buyer Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any Buyer or any Buyer Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of Section 4.03(b)(ii) and 4.03(b)(iii), for violations which, individually or in the aggregate, would not have a Material Adverse Effect on Buyer.

Section 4.04 Consents.

Except for (a) filings with the Regulatory Authorities set forth on Buyer Disclosure Schedule 4.04, the receipt of the Regulatory Approvals, and compliance with all conditions contained therein, (b) the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation, and such other filings as may be required for the Bank Merger, and (c) the receipt of the Seller Stockholder Approval, no consent, waiver or approval of, or filing or registration with, any other third party is necessary, in connection with (x) the execution and delivery of this Agreement by Buyer and Merger Sub, and (y) the completion of the Merger by Buyer and Merger Sub, the Bank Merger by Hamilton Bank or any other transactions contemplated hereby, other than any consent, waiver, approval or, filing the failure of which to obtain, individually or in the aggregate would not have a Material Adverse Effect on Buyer. As of the date hereof, to the Knowledge of Buyer, no fact or circumstance exists, including any possible other transaction pending or under consideration by Buyer or any of its Affiliates, that (a) would reasonably be expected to prevent or delay, in any material respect, (i) any filing with or approval or waiver required from the OCC, FRB, FDIC, and the Commissioner or (ii) other required Regulatory Approval or (b) would cause a Regulatory Authority or Governmental Entity to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that, individually or in the aggregate, would have a Material Adverse Effect on, or would materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the Parties.

Section 4.05 Financial Statements.

(a) The Buyer Financial Statements (including the related notes and schedules thereto) have been prepared in accordance with GAAP except as indicated in the notes thereto, and fairly present in each case in all material respects (subject, in the case of unaudited interim statements, to normal year-end adjustments and to any other adjustments described therein) the consolidated financial position, results of operations and cash flows of Buyer and the Buyer Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof.

(b) The books and records of Buyer and the Buyer Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.

(c) Buyer and the Buyer Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since March 31, 2013 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith.

(d) The records, systems, controls, data and information of Buyer and the Buyer Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Buyer and the Buyer Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances (i) that the assets of Buyer and the Buyer Subsidiaries are properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Buyer Financial Statements by Buyer’s certified public accountants.

(e) Buyer has no Knowledge of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(f) Since March 31, 2014, (i) neither Buyer nor any of the Buyer Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

(g) Since March 31, 2012, Buyer and the Buyer Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice that would be required to be reflected in, or reserved against or disclosed on a balance sheet prepared in accordance with GAAP.

Section 4.06 No Material Adverse Effect.

Except as set forth in Buyer Disclosure Schedule 4.06, Buyer has not suffered any Material Adverse Effect since March 31, 2014, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer or any of the Buyer Subsidiaries.

Section 4.07 Availability of Funds.

Buyer will have available to it at the Effective Time, sources of capital sufficient to pay the Merger Consideration and the Option Consideration and to pay all other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

Section 4.08 Merger Sub

Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activity and will not have incurred liability or obligation other than as contemplated herein.

Section 4.09 Compliance with Applicable Law.

(a) To Buyer’s Knowledge, each of Buyer and each Buyer Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Buyer nor any Buyer Subsidiary has received any written notice to the contrary. The Board of Directors of Hamilton Bank has adopted and Hamilton Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Regulatory Authority that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

(b) For the period beginning April 1, 2012, neither Buyer nor any Buyer Subsidiary has received any written notification or, to Buyer’s Knowledge, any other communication from any Regulatory Authority (i) asserting that Buyer or any Buyer Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Buyer or any Buyer Subsidiary; (iii) requiring, or threatening to require, Buyer or any Buyer Subsidiary, or indicating that Buyer or any Buyer Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Buyer or any Buyer Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Buyer or any Buyer Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Buyer Regulatory Agreement”). Neither Buyer nor any Buyer Subsidiary has consented to or entered into any Buyer Regulatory Agreement that is currently in effect or that was in effect since December 31, 2014. The most recent regulatory rating given to Hamilton Bank as to compliance with the CRA is satisfactory or better.

Section 4.10 Legal Proceedings

Neither Buyer nor any Buyer Subsidiary is a party to any, and there is no pending or, to the Knowledge of Buyer, threatened legal, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), action or governmental investigation or inquiry of any nature (i) against Buyer or any Buyer Subsidiary, (ii) to which Buyer or any of Buyer Subsidiary’s assets is or may be subject, or (iii) which could adversely affect the ability of Buyer to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Buyer.

Section 4.11 No Other Representations or Warranties;

Except as expressly set forth in this Agreement, none of Buyer, any Buyer Subsidiaries, their respective representatives or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at law, in equity or otherwise, with respect to the Buyer or any Buyer Subsidiaries or otherwise, and whether express or implied at law, in equity or otherwise, in respect of this Agreement or the transactions contemplated hereby, or in respect of any other matter whatsoever.

Section 4.12 Pro Forma Capitalization

Hamilton Bank is, and upon consummation of the transactions contemplated hereby, Hamilton Bank will be deemed “well capitalized” under Section 165.4 of the regulations of the OCC.

ARTICLE 5

COVENANTS OF SELLER

Section 5.01 Conduct of Business.

(a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed, Seller will, and it will cause each Seller Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approval or other approval of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Except as required by law, rule or regulation, or as necessary to comply with the requirements of a Regulatory Authority that are generally applicable to banking institutions, Seller agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, or as set forth in Seller Disclosure Schedule 5.01(b), or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each Seller Subsidiary not to:

(i) change or waive any provision of its Articles of Incorporation, Charter or Bylaws, or appoint a new director to its Board of Directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its certificate of incorporation or charter);

(ii) change the number of authorized or issued shares of its capital stock, issue shares of Seller Common Stock, including shares that are held as “treasury shares” as of the date of this Agreement (other than upon the exercise of any Seller Stock Options outstanding as of the date of this Agreement), or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest; provided, however, the Seller may pay the Seller Dividend on its Common Stock.

(iii) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 5.01(b)(xx)), or waive, release, grant or transfer material rights of value except in the ordinary course of business;

(iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v) except as set forth on Seller Disclosure Schedule 5.01(b)(v), grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (A) as may be required by law or pursuant to commitments existing on the date hereof under the Seller Compensation and Benefits Plans set forth on Seller Disclosure Schedule 3.12(a), (B) pay increases in the ordinary course of business consistent with past practice to non-executive officer employees, other than any employee who is a party to an employment or change in control agreement listed on Seller Disclosure Schedule 3.12(a), and (C) the payment of retainers to directors in the normal course of business consistent with past practice. Neither Seller nor any Seller Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $25,000, except that Seller or any Seller Subsidiary may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(vi) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance (excluding the renewal of Seller’s health insurance policy in the normal course) or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii) merge or consolidate Seller or any Seller Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Seller or any Seller Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Seller, or any Seller Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii) sell or otherwise dispose of the capital stock of Seller or sell or otherwise dispose of any material asset of Seller or of any Seller Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any material asset of Seller or of any Seller Subsidiary to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; incur any material indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix) materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Seller or Fairmount Bank;

(x) except for foreclosure and collection matters, waive, release, grant or transfer material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Seller or any Seller Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(xi) purchase any equity securities, or purchase any securities other than securities issued by a U.S. government and U.S. government agency (A) with final maturities of less than five (5) years, and (B) and otherwise in the ordinary course of business consistent with past practice;

(xii) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the Seller Disclosure Schedule 5.01(b)(xii), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (A) in an account in excess of $1.6 million, (B) that involves an exception to policy or (C) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac; provided that Buyer shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if Buyer does not object to any such proposed loan within five (5) business days of receipt by Buyer of a request by Seller to exceed such limit along with all financial or other data that Buyer may reasonably request in order to evaluate such loan;

(xiii) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than any transactions between Seller and any Seller Subsidiary or between Seller Subsidiaries, subject to applicable law and regulation;

(xiv) enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest except in the ordinary course of business consistent with past practice;

(xv) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable laws, regulations or GAAP or by a Regulatory Authority;

(xvi) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Seller Compensation and Benefit Plan except in the ordinary course of business;

(xvii) make any capital expenditure in excess of $10,000 individually or $30,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(xviii) purchase or otherwise acquire any material asset or incur any material liability other than in the ordinary course of business consistent with past practices and policies;

(xix) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving a payment by Seller or Fairmount Bank of more than $10,000 annually, or containing any financial commitment in excess of $10,000 in the aggregate and extending beyond 24 months from the date hereof;

(xx) except with respect to foreclosures or other collection actions (which are set forth in Seller Disclosure Schedule 5.02(b)(xx)), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment (except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or, for each fiscal quarter, $25,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xxi) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(xxii) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(xxiii) sell any participation interest in any loan other than in the ordinary course of business consistent with past practice (provided, that Hamilton Bank will be given the first opportunity to purchase any loan participation being sold) or sell Other Real Estate Owned (other than sales that generate a net book loss of not more than $10,000 for any particular property);

(xxiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Buyer and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Buyer (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Buyer (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxv) take any voluntary action that is intended or is reasonably likely to result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue as of any date after the date hereof or in any of any of the conditions to the Mergers not being satisfied; and

(xxvi) agree to do any of the foregoing.

Section 5.02 Current Information.

(a) During the period from the date of this Agreement to the Effective Time, Seller will cause one or more of its representatives (as designated by Seller’s chief executive officer from time to time) to confer with representatives of Buyer and report the general status of its ongoing operations at such times as Buyer may reasonably request. Seller will promptly notify Buyer of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaint, investigation or hearing (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Seller or any Seller Subsidiary. Any information provided pursuant to this Section 5.02, 5.03, 5.04 and 5.12, will be subject to the Confidentiality Agreement and may be used only to facilitate the transactions contemplated hereby.

(b) Fairmount Bank and Hamilton Bank shall meet on a regular basis to discuss and plan for the conversion of Fairmount Bank’s data processing and related electronic informational systems to those used by Hamilton Bank, which planning shall include, but not be limited to, discussion of the possible termination by Fairmount Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Fairmount Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Fairmount Bank shall not be obligated to take any such action prior to the Effective Time and, unless Fairmount Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Fairmount Bank takes, at the request of Hamilton Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Hamilton Bank shall indemnify Fairmount Bank for all such fees and charges, and the costs of reversing the conversion process, if the Merger is not consummated for any reason other than a breach of this Agreement by Seller.

(c) On a monthly basis, Fairmount Bank shall provide Hamilton Bank a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, Fairmount Bank shall provide Hamilton Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d) Seller shall promptly inform Buyer upon receiving notice of each legal, administrative, arbitration or other proceeding, demand, notice, audit or investigation (by any federal, state or local commission, agency or board) relating to the alleged liability of Seller or any Seller Subsidiary under any labor or employment law.

Section 5.03 Access to Properties and Records.

(a) Subject to Section 11.01 hereof, Seller shall permit Buyer reasonable access during normal business hours upon reasonable notice to its properties and those of the Seller Subsidiaries, and shall disclose and make available to Buyer during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Seller reasonably determines should be treated as confidential) and Stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and all other business activities or prospects in which Buyer may have a reasonable interest; provided, however, that Seller shall not be required to take any action that would provide access to information, or to disclose information, where such access or disclosure would prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or as not permitted by law or regulation. Seller shall provide and shall request its auditors to provide Buyer with such historical financial information regarding it (and related audit reports and consents) as Buyer may reasonably request for securities disclosure purposes. Buyer and Hamilton Bank shall use commercially reasonable efforts to minimize any interference with Seller’s regular business operations during any such access to Seller’s property, books and records.

(b) Notwithstanding anything to the contrary contained in this Section 5.03, in no event shall Buyer have access to any information that, based on advice of Seller’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of Seller with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Buyer, Seller has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Buyer shall not conduct any environmental sampling without the prior written consent of Seller, which consent may be withheld in Seller’s discretion. All requests made pursuant to this Section 5.03 shall be directed to an executive officer of Seller or such Person or Persons as may be designated by Seller. All information received pursuant to this Section 5.03 shall be governed by the terms of the Confidentiality Agreement.

Section 5.04 Financial and Other Statements.

(a) Promptly upon receipt thereof, Seller will furnish to Buyer copies of each annual, interim or special audit of the books of Seller and the Seller Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Seller by such auditors in connection with each annual, interim or special audit of the books of Seller and the Seller Subsidiaries made by such auditors.

(b) Seller will furnish to Buyer copies of all documents, statements and reports as it or any Seller Subsidiary shall send to its Stockholders, the FDIC, the Commissioner, or any other Regulatory Authority, except as legally prohibited thereby. Within 28 days after the end of each month, Seller will deliver to Buyer a list and description of loans originated by Fairmount Bank since the prior month end.

(c) Seller will advise Buyer promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of Seller or any of the Seller Subsidiaries except as legally prohibited thereby.

(d) With reasonable promptness, Seller will furnish to Buyer such additional financial data that Seller possesses and as Buyer may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

Section 5.05 Maintenance of Insurance.

Seller shall maintain, and cause each Seller Subsidiary to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their businesses.

Section 5.06 Disclosure Supplements.

From time to time prior to the Effective Time, Seller will promptly supplement or amend the Seller Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Seller Disclosure Schedule or which is necessary to correct any information in such Seller Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Seller Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8. Buyer agrees that Seller will be deemed to have complied with Section 5.06 so long as all matters that are required pursuant to the first sentence of this Section 5.06 to be included in a supplement or amendment of the Seller Disclosure Schedules and are not so included would not cause the failure of the condition set forth in Section 8.02(a) to be satisfied.

Section 5.07 Consents and Approvals of Third Parties.

Seller shall use best efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 5.08 Best Efforts.

Subject to the terms and conditions herein provided, Seller agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.09 Failure to Fulfill Conditions.

In the event that Seller determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Buyer.

Section 5.10 Seller Tax-Qualified Retirement Plans and Vacation Policy.

(a) The Seller ESOP shall be terminated immediately prior to the Effective Time (the “ESOP Termination Date”). On the ESOP Termination Date, the Seller shall direct the Seller ESOP trustee(s) to remit a sufficient number of shares of Seller Common Stock held by the ESOP’s unallocated suspense account to Seller or any other lender (as applicable) to repay the full outstanding balance of the Seller ESOP loan(s), with each remitted share to be valued in an amount equal to the Merger Consideration. All remaining shares of Seller Common Stock held by the Seller ESOP as of the Effective Time shall be converted into the right to receive the Merger Consideration. As soon as practicable, Seller shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Seller ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Seller ESOP upon its termination, the account balances in the Seller ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Seller shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 5.10(a). From the date of this Agreement until the ESOP Termination Date, contributions by Seller or any Seller Subsidiary to the Seller ESOP shall be made solely in accordance with the Seller ESOP loan amortization schedule(s) in effect as of the date of this Agreement, provided, however, for the Seller ESOP plan year ending on the ESOP Termination Date, the Seller or Seller Subsidiary shall make one principal loan payment equal to one-tenth of the principal balance on the outstanding exempt loans made to the Seller ESOP in effect as of the date of this Agreement, multiplied by a fraction, the numerator of which is the number of days that lapsed during the Seller ESOP plan year ending on the ESOP Termination Date, and the denominator of which is 365.

(b) The Seller 401(k) Plan shall be terminated immediately prior to the Effective Time (the “401(k) Plan Termination Date”). As soon as practicable, Seller shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the 401(k) Plan Termination Date will not adversely affect the Seller 401(k) Plan’s qualified status. As soon as practicable following receipt of a favorable determination letter from the IRS regarding the qualified status of the Seller 401(k) Plan upon termination, the account balances in the Seller 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified plan or individual retirement account as a participant or beneficiary may direct. Seller shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 5.10(b).

(c) The Seller shall terminate the Seller vacation policy as provided in Seller Disclosure Schedule 5.10(c) (the “Seller Vacation Policy”) immediately prior to the Effective Time (the “Vacation Policy Termination Date”). Any paid time off accrued or earned by any employee of the Seller or Seller Subsidiary for vacation, illness or other personal requirements under the Seller Vacation Policy shall be forfeited as of the Vacation Policy Termination Date. Seller shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 5.10(c)

Section 5.11 Stockholder Litigation.

Seller shall give Buyer prompt notice of any Stockholder litigation against Seller and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Buyer the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.12 RESERVED.

Section 5.13 No Solicitations.

(a) Seller shall not, and shall cause the Seller Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Seller Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to Seller or any of the Seller Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which Seller is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Seller or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Seller or otherwise, shall be deemed to be a breach of this Agreement by Seller. Seller and Seller Subsidiaries shall, and shall cause each of Seller Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Seller or any of the Seller Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of Seller or any of the Seller Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Seller and the Seller Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Seller or any of the Seller Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Seller or any of the Seller Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.13(a), Seller may take any of the actions described in clause (ii) of Section 5.13(a) only if, (i) Seller has received a bona fide unsolicited written Acquisition Proposal, prior to the Seller Stockholders Meeting, that did not result from a breach of this Section 5.13; (ii) the Seller Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) Seller has provided Buyer with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Seller or any of the Seller Subsidiaries or otherwise relating to an Acquisition Proposal, Seller receives from such Person a confidentiality agreement with terms no less favorable to Seller than those contained in the Confidentiality Agreement. Seller shall promptly provide to Buyer any non-public information regarding Seller or the Seller Subsidiaries provided to any other Person that was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Seller Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Seller Common Stock or all, or substantially all, of the assets of Seller and the Seller Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Seller Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Seller Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approval or other risk associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Seller Stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) Seller shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposal or offer is received by, any information is requested from, or any negotiation or discussion is sought to be initiated or continued with, Seller or any Seller Representative, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). Seller agrees that it shall keep Buyer informed, on a current basis, of the status and material terms of any such proposal, offer, information request, negotiation or discussion (including any amendment or modification to such proposal, offer or request).

(d) Subject to Section 5.13(e), neither the Seller Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Seller Recommendation (as defined in Section 5.14), or make any statement, filing or release, in connection with Seller Stockholders Meeting or otherwise, inconsistent with the Seller Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Seller Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Seller or any of the Seller Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.13(b)) or (B) requiring Seller to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.13(d), prior to the date of Seller Stockholders Meeting, the Seller Board may approve or recommend to the Stockholders of Seller a Superior Proposal and withdraw, qualify or modify the Seller Recommendation in connection therewith (a “Seller Subsequent Determination”) after the third (3rd) Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from Seller advising Buyer that the Seller Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.13) constitutes a Superior Proposal (it being understood that Seller shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Seller proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the Seller Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to Seller’s Stockholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Buyer since its receipt of such Notice of Superior Proposal (provided, however, that Buyer shall not have any obligation to propose any adjustment, modification or amendment to the terms and conditions of this Agreement), Seller Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 5.13(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 5.13 shall prohibit Seller or the Seller Board of Directors from complying with Seller’s obligations required under Rules 14d-9 (as if such rule were applicable to Seller) and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in Seller Recommendation unless Seller Board reaffirms Seller Recommendation in such disclosure.

Section 5.14 Stockholders Meeting.

Seller will submit to its stockholders this Agreement and all other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Seller will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Seller Stockholders Meeting”) as promptly as practicable following execution of this Agreement for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Seller agrees that its obligations pursuant to this Section 5.14 shall not be affected by the commencement, public proposal, public disclosure or communication to Seller of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 5.13(e), Seller shall, (i) through Seller’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “Seller Recommendation”), (ii) include such recommendation in the proxy statement for such Seller Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the Seller Stockholders a vote approving and adopting this Agreement. For the purposes of holding the Seller Stockholders Meeting, Seller shall draft and prepare a proxy statement satisfying all material requirements of applicable laws (the “Proxy Statement”). Seller shall provide Buyer with appropriate opportunity to review and comment on its Proxy Statement, and shall incorporate all reasonable and appropriate comments thereto.

ARTICLE 6

COVENANTS OF BUYER

Section 6.01 Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Seller, which consent will not be unreasonably withheld, Buyer will, and it will cause each Buyer Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the parties to obtain any Regulatory Approval or other approval of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

Section 6.02 Current Information.

During the period from the date of this Agreement to the Effective Time, Buyer will cause one or more of its representatives to confer with representatives of Seller and report the general status of matters relating to the completion of the transactions contemplated hereby, at such times as Seller may reasonably request. Buyer will promptly notify Seller, to the extent permitted by applicable law, of all governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; or the institution of material litigation involving Buyer and any Buyer Subsidiary.

Section 6.03 Financial and Other Statements.

Buyer will furnish to Seller copies of all documents, statements and reports as it files with any Regulatory Authority with respect to the Mergers.

Section 6.04 Disclosure Supplements.

From time to time prior to the Effective Time, Buyer will promptly supplement or amend the Buyer Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Buyer Disclosure Schedule or which is necessary to correct any information in such Buyer Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Buyer Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII. Seller agrees that Buyer will be deemed to have complied with Section 6.04 so long as all matters that are required pursuant to the first sentence of this Section 6.04 to be included in a supplement or amendment of the Buyer Disclosure Schedules and are not so included would not cause the failure of the condition set forth in Section 8.03(a) to be satisfied.

Section 6.05 Consents and Approvals of Third Parties.

Buyer shall use best efforts to obtain as soon as practicable all consents and approvals, necessary or desirable for the consummation of the transactions contemplated by this Agreement. In furtherance thereof, provided that Buyer receives all information requested in writing from Seller concerning Seller and each Seller Subsidiary, Buyer shall use its best efforts to file all applications required to obtain each Regulatory Approval within thirty (30) days from the date hereof.

Section 6.06 Best Efforts.

Subject to the terms and conditions herein provided, Buyer agrees to use all best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.07 Failure to Fulfill Conditions.

In the event that Buyer determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Seller.

Section 6.08 Employee Benefits.

(a) Except as otherwise provided in this Agreement, Buyer will review all the Seller Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any Seller Compensation and Benefit Plan is frozen or terminated by Buyer, Buyer will use best efforts so that the former employees of Seller or any Seller Subsidiary who become employees of Buyer or Hamilton Bank after the Effective Time (“Continuing Employees”) will become eligible to participate in any benefit plan of the Buyer or Buyer Subsidiary (the “Buyer Compensation and Benefit Plans”) of similar character (to extent that one exists, other than any Buyer or Buyer Subsidiary non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement). Continuing Employees who become participants in a Buyer Compensation and Benefit Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Seller or any Seller Subsidiary prior to the Effective Time, provided, however, that credit for prior years of service shall be given under the Hamilton Bank Employee Stock Ownership Plan only for purposes of determining eligibility to participate in such plan and not for vesting purposes, and provided further, that credit for prior service shall not be given under any Seller retiree health plan or program. Buyer shall credit each Continuing Employee and his or her eligible dependents for the plan year during which health coverage under the Buyer group health insurance plan begins with any deductible, co-pays or out-of-pocket payments already incurred by the Continuing Employee and his or her dependents during such year under the applicable Seller group health insurance plan upon delivery to Buyer of appropriate documentation, subject to the terms and conditions of the applicable Buyer group health insurance plan. In addition, the Buyer shall amend its tax-qualified retirement plans to provide credit for prior years of service for Continuing Employees in accordance with this Section 6.08(a). This Agreement shall not be construed to limit the ability of Buyer or Hamilton Bank to terminate the employment of any employee of Seller or Seller Subsidiary or to review any Seller Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by Seller hereunder or by operation of law, Buyer or any Buyer Subsidiary shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of Seller or any Seller Subsidiary as of the Effective Time.

(b) Buyer shall honor the terms of all employment and change in control agreements set forth on Seller Disclosure Schedule 3.12(a), unless superseded by an agreement entered into with Buyer or any Buyer Subsidiary. The estimated amounts payable under such employment and change in control agreements are provided in the Benefits Schedule.

(c) In the event of any termination or consolidation of any Seller health plan with any Buyer health plan, Buyer shall make available to Continuing Employees and their dependents employer-provided health coverage (including medical, dental, prescription and vision benefits) on the same basis as it provides such coverage to Buyer employees. Unless a Continuing Employee affirmatively terminates coverage under an Seller health plan prior to the time that such Continuing Employee becomes eligible to participate in the Buyer health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Seller health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Buyer and their dependents. In the event of a termination or consolidation of any Seller health plan, terminated Seller employees and qualified beneficiaries will have the right to continued coverage under group health plans of Buyer in accordance with COBRA.

(d) Each employee of Seller or a Seller Subsidiary, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who incurs an involuntary termination (other than for cause) at the Effective Time or within one year following the Effective Time shall receive a lump sum severance payment from Buyer equal to two weeks of pay at the rate then in effect, for each full year of employment with Seller or a Seller Subsidiary, up to a maximum of 26 weeks, provided that such employee enters into a release of claims against Buyer and its Affiliates and Subsidiaries in a form satisfactory to Buyer. Termination for cause for purposes of this Section 6.08(d) shall mean termination of employment due to: (i) personal dishonesty; (ii) willful misconduct; (iii) incompetence; (iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform duties related to his or her employment position with Buyer or any Subsidiary; and (vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

Section 6.09 Directors and Officers Indemnification and Insurance.

(a) Buyer shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Seller or an Seller Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller or an Seller Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Seller under Maryland law and under Seller’s Articles of Incorporation and Bylaws. Buyer shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Seller under Maryland law and under Seller’s Articles of Incorporation and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 6.09 upon learning of any Claim, shall notify Buyer (but the failure so to notify Buyer shall not relieve it from any liability which it may have under this Section 6.09, except to the extent such failure materially prejudices Buyer) and shall deliver to Buyer the undertaking referred to in the previous sentence.

(b) In the event that either Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.09.

(c) Buyer shall maintain, or shall cause Hamilton Bank to maintain, in effect for up to six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Seller (provided, that Buyer may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable to the officers and directors of Seller and the Seller Subsidiaries) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Buyer be required to expend pursuant to this Section 6.09(c) an aggregate amount to exceed $35,000 with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Seller agrees in order for Buyer to fulfill its agreement to provide directors and officers liability insurance policies for up to six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims. For the avoidance of doubt, nothing contained in the Section 6.09(c) limits Buyer’s obligations under 6.09(a) or 6.09(b) or Buyer’s or Seller’s obligations under Maryland law.

(d) The obligations of Buyer provided under this Section 6.09 are intended to be enforceable against Buyer directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Buyer.

(e) To the extent a person is entitled to indemnification from Buyer pursuant to Section 6.09(a) with respect to a claim, cause of action or other liability, Buyer agrees to release such person with respect to such claim, cause of action or other liability.

ARTICLE 7

REGULATORY AND OTHER MATTERS

Section 7.01 Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Regulatory Authorities and any other governmental bodies necessary to consummate the transactions contemplated by this Agreement and Buyer will make and cause Hamilton Bank to make, all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall Buyer or Hamilton Bank be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by Buyer or Hamilton Bank of all or any material portion of the business or assets of Seller or any Seller Subsidiary, (b) compel Buyer or Hamilton Bank to dispose of or hold separate all or any material portion of the business or assets of Seller or any Seller Subsidiary, or (c) otherwise materially impair the value of Seller and the Seller Subsidiaries to Buyer and Hamilton Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their respective Subsidiaries, directors, officers and Stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Regulatory Authority or Governmental Entity in connection with the Mergers, and the other transactions contemplated by this Agreement. Seller shall have the right to review, and to the extent practicable to consult with Buyer and Hamilton Bank on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority or any Governmental Entity. Buyer shall give Seller and its counsel the opportunity to review, and to the extent practicable to consult with Buyer and Hamilton Bank on, each filing prior to its being filed with a Regulatory Authority and shall give Seller and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

Section 7.02 Data Conversion.

(a) Buyer intends to convert some or all of Seller’s information and data onto Buyer’s information technology systems (the “Data Conversion”). Buyer agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of affecting the Data Conversion at or as soon as reasonably practicable after the Effective Time. Seller agrees to cooperate with Buyer in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with Seller’s and Fairmount Bank’s information and data systems; provided, however, that Seller shall not be required to terminate any third-party service provided arrangements prior to the Effective Time. In the event that Seller takes, at the request of Buyer, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, Buyer shall indemnify Seller for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the willful breach of this Agreement by Seller; provided, however, that in no event shall Buyer be required to indemnify Seller for such termination fees or other charges or expenses, costs of reversing the Data Conversion process in excess of $100,000 in the aggregate.

(b) Until the Effective Time, Seller shall advise Buyer of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or service agreements with independent vendors (“Technology-Related Contracts”) involving Seller or Fairmount Bank. The material Technology-Related Contracts of Seller and Fairmount Bank are listed in Seller Disclosure Schedule 7.02(b). Notwithstanding any other provision of this Section 7.02, neither Seller nor Fairmount Bank shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.

Section 7.03 No Control.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller or Fairmount bank prior to the Effective Time. Prior to the Effective Time, each of Seller and Buyer shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

ARTICLE 8

CLOSING CONDITIONS

Section 8.01 Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each of the parties under this Agreement shall be subject to the fulfillment at or, to the extent permitted by law, waiver by all parties prior to the Closing Date of the following conditions:

(a) Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Regulatory Authority, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to Buyer or Seller, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

(d) Third Party Consents. The Parties shall have obtained the consent or approval of each person (other than the Regulatory Approvals) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except for those for which failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on Buyer (after giving effect to the consummation of the transactions contemplated hereby).

Section 8.02 Conditions to the Obligations of Buyer and Merger Sub under this Agreement.

The obligations of Buyer and Merger Sub under this Agreement shall be further subject to the satisfaction or waiver by Buyer and Merger Sub of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Seller that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and Seller shall have delivered to Buyer a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and Seller as of the Effective Time.

(b) Agreements and Covenants. Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and Chief Financial Officer of Seller to such effect dated as of the Closing Date.

(c) Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger, the Second Merger or the Bank Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

Section 8.03 Conditions to the Obligations of Seller under this Agreement.

The obligations of Seller under this Agreement shall be further subject to the satisfaction of the conditions set forth in Section 8.03 at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Buyer that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and Buyer shall have delivered to Seller a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer and Buyer as of the Effective Time.

(b) Agreements and Covenants. Buyer and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, in each case under this Agreement, at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Closing Date.

(c) Payment of Merger Consideration and Option Consideration. Buyer shall have delivered the Merger Consideration to the Exchange Agent one business day prior to the Closing Date and the Exchange Agent shall provide Seller with a certificate evidencing such delivery.

ARTICLE 9

THE CLOSING

Section 9.01 Time and Place.

Subject to the provisions of Articles 9 and 10 hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the Buyer, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which Buyer and Seller mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place on the day prior to the Closing Date.

Section 9.02 Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Buyer and Seller the certificates, and other documents and instruments required to be delivered at the Closing under Article 8 hereof. One business day prior to the Closing, Buyer shall have delivered the Merger Consideration and the Option Consideration as set forth under Section 8.03 hereof.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the Stockholders of Seller:

(a) by the mutual written agreement of Buyer and Seller;

(b) by the Board of Directors of either Buyer or Seller (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party that would, alone or together with all other such breaches, entitle the terminating party not to consummate the transactions contemplated hereby under Section 8.02(a) or Section 8.03(a), as applicable, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c) by the Board of Directors of either Buyer or Seller (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party that would, alone or together with all other such breaches, entitle the terminating party not to consummate the transactions contemplated hereby under Section 8.02(a) or Section 8.03(a), as applicable, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d) by the Board of Directors of either Buyer or Seller if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Buyer and Seller; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by the Board of Directors of either Buyer or Seller if (i) final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not issue any Regulatory Approval, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the Mergers and such order, decree, ruling or other action shall have become final and nonappealable;

(f) by the Board of Directors of either Buyer or Seller, if the Stockholders of Seller shall have voted at the Seller Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

(g) by the Board of Directors of Buyer, (i) if Seller shall have materially breached its obligations under Section 5.13 or 5.14 of this Agreement or (ii) if the Seller Board of Directors does not publicly recommend in the proxy statement for the Seller Stockholders Meeting that the Seller Stockholders approve and adopt this Agreement or if, after making the Seller Recommendation in the proxy statement for the Seller Stockholders Meeting, the Seller Board of Directors makes a Seller Subsequent Determination;

(h) By the Board of Directors of Buyer if Seller has received a Superior Proposal, and in accordance with Section 5.13 of this Agreement, the Board of Directors of Seller has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or made a Seller Subsequent Determination in a manner adverse to Buyer; or

(i) By the Board of Directors of Seller, and subject to Seller’s compliance with Section 10.02(b), if Seller has received a Superior Proposal, and in accordance with Section 5.13 of this Agreement, the Board of Directors of Seller has made a determination to accept such Superior Proposal.

Section 10.02 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that the provisions of Section 10.02 (including with respect to Section 10.02(b)(ii), any other provision of this Agreement relevant to the applicable willful breach), 11.01, 11.02, 11.04, 11.05, 11.06, 11.09, 11.10, 11.11, 11.14 and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with Section 11.14.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) As a condition of Buyer’s willingness, and in order to induce Buyer, to enter into this Agreement, and to reimburse Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Seller hereby agrees to pay Buyer, and Buyer shall be entitled to payment of a fee of $650,000 (the “Termination Fee”). The Termination Fee shall be paid within five business days after written demand for payment is made by Buyer, following the occurrence of any of the events set forth below:

(A) The termination of this Agreement by Buyer pursuant to Section 10.01(h) or by Seller pursuant to Section 10.01(i);

(B) The entering into a definitive agreement by Seller relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Seller within twelve (12) months after the occurrence of any of the following: (i) the termination of the Agreement by Buyer pursuant to Section 10.01(b) or 10.01(c) because of, in either case, a willful breach by Seller; or (ii) the failure of the Stockholders of Seller to approve this Agreement after the public disclosure of an Acquisition Proposal; or

(C) The termination of this Agreement by Buyer pursuant to Section 10.01(g).

(iv) The right to receive payment of the Termination Fee under Section 10.02(b)(iii) will constitute the sole and exclusive remedy of Buyer against Seller and its Subsidiaries and their respective officers and directors with respect to a termination under Section 10.02(b)(iii)(A), (B) or (C).

(v) Buyer shall be reimbursed by Seller for all fees, costs and other expenses incurred by Buyer in connection with enforcing its right to the Termination Fee.

Section 10.03 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the Stockholders of Seller), the Parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the Stockholders of Seller, there may not be, without re-obtaining the Seller Stockholder Approval, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Seller’s Stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Confidentiality.

Except as specifically set forth herein, Buyer and Seller mutually agree to be bound by the terms of the confidentiality and non-disclosure agreement dated January 28, 2015 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

Section 11.02 Public Announcements.

Seller and Buyer shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Seller nor Buyer shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation with the other party), issue such press release or public disclosure as may upon the advice of counsel be required by law or the rules and regulations of the applicable exchange, as the case may be.

Section 11.03 Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 11.04 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to Buyer or Merger Sub to:

Hamilton Bank

501 Fairmount Avenue, Suite 200

Towson, Maryland 21286

Attn:	Robert A. DeAlmeida
President and Chief Executive Officer
Fax: 410.616.1858
	Email:	RDeAlmeida@hamilton-bank.com

with a copy to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Attn:	Lawrence M.F. Spaccasi, Esq.
Michael J. Brown, Esq.
Fax: (202) 362-2902
	Email:	lspaccasi@luselaw.com
mbrown@luselaw.com

(b)	If to Seller to:

Fairmount Bancorp, Inc.

8216 Philadelphia Road,

Baltimore, Maryland 21237

Attn:	Joseph M. Solomon
President and Chief Executive Officer
Fax: (410) 866-1856
Email: jsolomon@fairmountbank.com

with a copy to:

Jones Walker LLP

1227 25th Street, NW, Suite 200 W

Washington, DC 20037

Attn:	Edward B. Crosland, Jr., Esq.
Richard Fisch, Esq.
Peter J. Rivas, Esq.
Fax: (202) 434-4661
	Email:	ecrosland@joneswalker.com
rfisch@joneswalker.com
privas@joneswalker.com

or such other address as shall be furnished in writing by any party.

Section 11.05 Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article 2 and Sections 6.09 and this 11.05, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.06 Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.01, contains the entire agreement and understanding of the parties with respect to its subject matter. There is no restriction, agreement, promise, warranty, covenant or undertakings between the parties other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 11.01 hereof) between the parties, both written and oral, with respect to its subject matter.

Section 11.07 Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 11.08 Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.09 Governing Law.

This Agreement shall be governed by the laws of Maryland, without giving effect to its principles of conflicts of laws, except to the extent that federal law applies.

Section 11.10 Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11 Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the District of Maryland or in any state court in the State of Maryland, this being in addition to any other remedy to which it is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the District of Maryland or of any state court located in the State of Maryland in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the District of Maryland or a state court located in the State of Maryland.

Section 11.12 Titles and Headings.

The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.13 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 11.14 Expenses.

Whether or not the Mergers are consummated, except as expressly provided herein all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 11.15 No Presumption Against Drafting Party.

Each of Buyer and Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

HAMILTON BANCORP, INC.

By:	/s/ Robert A. DeAlmeida
Robert A. DeAlmeida
President and Chief Executive Officer

HAMILTON ACQUISITION CORP.

By:	/s/ Robert A. DeAlmeida
Robert A. DeAlmeida
President and Chief Executive Officer

FAIRMOUNT BANCORP, INC.

By:	/s/ Joseph M. Solomon
Joseph M. Solomon
President and Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

EXHIBIT B

FORM OF BANK MERGER AGREEMENT